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                                AMERUS GROUP CO.
                EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIOS
 RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE SECURITY DIVIDENDS


                                                              Three Months
                                                             Ended March 31,                   Year Ended December 31,
                                                            2002       2001       2001         2000       1999      1998      1997
                                                        ----------------------   ---------------------------------------------------
                                                                                                    ($ in thousands)
Earnings
      Pre-tax income from continuing operations            $ 35,890   $ 29,479   $ 118,845  $ 115,316   $ 97,693  $ 92,465  $ 75,042
      Less:  Income (loss) from equity investees             (2,287)     2,246       5,072      3,481       (603)   (3,791)   13,814
      Add:  Distributed income from equity investees          2,186      2,004       7,730      4,449      1,804       747     4,728
                                                        ----------------------   ---------------------------------------------------
                                                             40,363     29,237     121,503    116,284    100,100    97,003    65,956
                                                        ----------------------   ---------------------------------------------------

      Fixed charges                                           6,715      8,003      30,092     32,355     30,676    35,247    19,306
      Less:  Preference security dividend requirements
             not included in net income                           -          -           -          -          -     4,697       592
                                                        ----------------------   ---------------------------------------------------
      Net fixed charges                                       6,715      8,003      30,092     32,355     30,676    30,550    18,714
                                                        ----------------------   ---------------------------------------------------

Total Earnings                                             $ 47,078   $ 37,240   $ 151,595  $ 148,639    130,776  $127,553  $ 84,670
                                                        ======================   ===================================================

Fixed Charges (1)
      Interest expense on debt                                4,499      3,554      14,415     14,610     12,229    16,552     9,915
      Amortization of debt issuance costs                       422        381       3,155      1,833      1,538     1,724     1,715
      Estimate of interest within rental expense                266        290         926        799        155       257        65
      Preference security dividend requirements               1,528      3,778      11,596     15,113     16,754    16,714     7,611
                                                        ----------------------   ---------------------------------------------------

Total Combined Fixed Charges and Preference Security
      Dividends                                             $ 6,715    $ 8,003    $ 30,092   $ 32,355   $ 30,676  $ 35,247  $ 19,306
                                                        ======================   ===================================================

Ratio of Earnings to Combined Fixed Charges and
      Preference Security Dividends                           7.01x      4.65x       5.04x      4.59x      4.26x     3.62x     4.39x
                                                        ======================   ===================================================


(1) Fixed charges do not include interest credited to deferred annuity account balances which are not considered borrowing costs for a life insurance company.